EXHIBIT 10.13

LEASE AGREEMENT - DUBAI REAL ESTATE CORPORATION

Filed Pursuant to Regulation S-T Item 306

DIGITAL LEASE CONTRACT NO. 8421

Lessor: Dubai Real Estate Corporation

Government of Dubai

CONTRACT DETAILS

Print Date: 2025-08-07

Tenant Name: AL SHOLA AL MODEA GAS DISTRIBUTION LLC

Ejari Number: 0120210516002330

Contract Number: 8421

Tenant Number: 49374

Phone Number: 971502114378

P.O. Box: 26111

Email: alsholadubai@gmail.com

LEASE TERMS

From: 01.03.2025

To: 28.02.2026

Contract Value: AED 26,112.00

Rent per Square Foot: AED 4.08

Annual Rent: AED 26,112.00

Area (sq. ft.): 6,400.00

Grace Period (months): —

Rent Adjustment Date: —

PROPERTY DETAILS

Land Number: 0243-0171

Zone: Al Qusais Industrial 2

Activity: Gas Warehouse

New/Renewal: Renewal

Unit Number: L723

Usufruct Period: —

Refundable Security Deposit: —

Discount: —

IMPORTANT NOTES

The Corporation imposes a 20% fee on sublease contracts in permitted areas only. The tenant must pay sublease fees and submit the sublease contract within a maximum of 7 days from the date of signing the sublease contract.

A fine of AED 5,000 will be imposed for providing any incorrect information about subleasing. The address stated above is considered approved for notifications and cannot be modified except in writing.

TERMS AND CONDITIONS

1. With the written and prior approval of the Lessor, the total usufruct period may be extended for the leased property referred to in this contract, unless land use classifications are changed by the relevant authorities in the Emirate.

2. The annual rental value specified at the beginning of this contract remains fixed until the rent adjustment date specified in the contract data above.

3. Upon expiration of the usufruct period, or in case of contract termination before the end of the usufruct period, all fixed constructions existing previously or those built by the tenant on the land shall become the property of the Lessor and become appurtenant to the leased property. The tenant shall not be compensated for this and shall have no right to claim any compensation from the Lessor of any kind.

4. The tenant must renew the lease contract and pay the annual rent within a maximum period of sixty (60) days from the date of lease term expiration in case of late renewal. If the tenant fails to renew the contract while retaining all other rights due to the Lessor, including the right to terminate the contract, the tenant shall pay the Lessor compensation agreed upon at (5%) of the annual rental value.

5. In addition to the obligation to pay the rental value stipulated in this contract, the tenant commits to the following:

a. To carry out at their own expense on the land subject to the contract all works related to construction and installation, and to complete all facilities related to buildings and equipment (referred to as “Works”) during the period agreed upon with the Lessor, and to maintain them permanently in good condition in compliance with the plans and specifications approved by the Lessor, which the Lessor notifies the tenant of from time to time.

b. To pay the security deposit mentioned above upon signing this contract as a guarantee for completing construction works during the period agreed upon with the Lessor. The deposit amount shall be retained in favor of the Lessor in case of failure to complete construction works during the agreed period, along with the issuance of a building completion certificate from Dubai Municipality, while retaining all other rights of the Lessor.

c. Not to assign or transfer to others or mortgage or sublease, or allow others to participate in all or any part of the land without prior written approval from the Lessor.

d. If the tenant is a legal entity, no change in partners or in the company shall occur without the prior written approval of the Lessor.

e. To pay all government fees, taxes, and applicable expenses according to the laws and regulations in force in the Emirate of Dubai, including VAT on the added value (if applicable).

f. To hold and continuously maintain a license from the Dubai Economic Department in effect authorizing them to practice economic activities including the purposes of allocation specified in this contract.

g. To pay all utility consumption expenses for electricity, water, fuel, gas, and similar services in this contract.

h. To maintain all times during the contract period a fence around the land in a manner satisfactory to the Lessor, who approves and agrees that they shall repair, maintain, clean, and support the fence. If necessary - based on Lessor approval - they shall rebuild or construct or replace deteriorating structures on the land and on any part thereof, including all additions and improvements, as well as all installations, equipment, surfaces, walls, fences, roads, technical buildings, yards, sewers, pipes, and their attachments.

i. The tenant agrees to allow the Lessor’s representatives and service department representatives to enter the land and buildings constructed thereon, and not to obstruct the work of the delegates referred to in any form.

j. Not to make or allow any modification or addition whatsoever to the land or buildings constructed on the land, or to construct a new building on it without prior written approval from Dubai Municipality - Planning and Surveying Department - and the Lessor. If such approval is granted, the tenant commits to implementing those modifications or additions in accordance with the plans and specifications approved by the Planning and Surveying Administration of Dubai Municipality.

k. Not to use the land or facilities thereon for purposes other than the allocation purposes specified in this contract, and not to use them for dangerous, harmful, or disruptive purposes, or for any profession or industry that violates the law, or for any reason that may be considered a source of nuisance to owners or occupants of neighboring facilities, or that may be considered in the opinion of the Lessor harmful in the use of the area or surrounding facilities, and that the land and buildings and facilities constructed thereon remain free of any pollution of any type.

l. To ensure treatment of waste and residues (of whatever nature) in an appropriate manner before disposal, and to take necessary precautions to ensure no spillage of any of them in sewers or pipes dedicated or used in the land and buildings and facilities constructed thereon, so as not to corrode or cause any damage or water contamination.

m. To enter into insurance contracts issued by insurance companies among the companies that have their headquarters in the country under terms and conditions acceptable from the Lessor against fire and all other risks covering the buildings and facilities constructed on the land, in addition to insurance covering third-party liability that remains in effect throughout the contract period. The tenant must submit to the Lessor copies of the required insurance contracts upon renewal of the lease contract at the end of the term.

n. To comply with all laws and regulations in force in the Emirate of Dubai, especially systems related to health, safety, and environment issued by Dubai Municipality.

o. To indemnify the Lessor against all claims, damages, losses, liabilities, demands, fees, expenses, and costs borne by the Lessor due to (1) tenant violation of any provisions and conditions of this contract and applicable laws, or (2) any damage to property or injury or harm or death of any person resulting from buildings or facilities constructed on the land or from any act or work or omission by the tenant or any of their employees or visitors.

6. The first party (Lessor) may terminate the contract before the end of its term without the need for any notice or judicial review without the tenant’s entitlement to any compensation in any of the following cases:

a. In case the tenant fails to pay the rental value in full or for a period exceeding ninety (90) days from the due date.

b. In case of tenant violation during the contract period of any of their obligations stipulated in the current contract, including but not limited to - failure to surrender the land or violation of subleasing without the Lessor’s consent and failure or refusal to remedy this violation or violations within a period of sixty (60) days from the date of written notice directed thereto from the Lessor in this regard.

c. If the Lessor is a legal entity and its term has ended and has not been renewed in accordance with the law, or if the company is subject to liquidation before the end of its term, or in case of bankruptcy declaration of the tenant.

d. In case of occurrence of any of the cases mentioned above, the Lessor or any person or persons authorized according to the original in this matter may enter and take possession without dispute and the Lessor in this case may sell or dispose of all or any of the buildings and other facilities constructed thereon. The Lessor may collect the rental value and any other amounts due from the tenant within the land constructed thereon and all or any other assets belonging to the tenant inside the land constructed thereon, payable to the tenant.

7. In case the tenant fails to complete construction works on the land and obtain the completion certificate during the period agreed upon with the Lessor.

8. In case the Lessor does not wish to extend the total usufruct period for the leased property for another additional period, the Lessor commits to providing written notice of this to the tenant six full months starting from the date of expiration of the total usufruct period for the leased property referred to in this contract.

9. The tenant may refrain from renewal of the contract during the total period specified for usufruct of the leased property, by written notice directed to the Lessor three months before the date of contract term expiration or any extension thereof.

10. In case of check return from the bank for any reason, or the tenant’s request to withdraw “replace” the check or postpone it, the tenant shall pay an amount of five hundred (500) dirhams to cover administrative expenses, provided that the tenant’s request to withdraw the check is made seven days before its due date at minimum.

11. Digital contract - Does not require party signatures.

Contact Information:

Dubai Real Estate Corporation

Tel: +971 4 3986666

Fax: +971 4 3988111

P.O. Box 23073, Dubai, U.A.E.

Form Reference: LAM/POS/015

Version: 102021